UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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LEE ENTERPRISES, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEE ENTERPRISES, INCORPORATED

4600 E. 53rd Street

Davenport, IA 52807

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 25, 2021

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lee Enterprises, Incorporated (the “Company” or "Lee") will be held on February 25, 2021, at 9:00 a.m. Central Time, (the "Annual Meeting"). This year's Annual Meeting will be held exclusively online in a virtual meeting format, allowing shareholders to listen, vote, and submit questions conveniently from their own home or other remote location. The Board of Directors has determined that conducting an exclusively online meeting is advisable in 2021 due to the continuing and periodically changing COVID-19 mitigation measures announced by the Governor of the State of Iowa pursuant to her Proclamation of Public Health Disaster Emergency on March 17, 2020. In addition, we anticipate a virtual-only Annual Meeting will increase shareholder accessibility, improve meeting efficiency, and reduce costs, both to the Company and those shareholders who attend the Annual Meeting. Shareholders may attend and participate in the Annual Meeting by logging in at http://www.virtualshareholdermeeting.com/LEE2020. During the Annual Meeting, you will be asked to:

1. Elect two directors for terms of three years;

2. Ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2021;

3. Grant the Board of Directors the discretionary authority to effect a reverse stock split; and

4. Transact any other business that is properly brought before the meeting.

The Board of Directors has fixed the close of business on December 28, 2020 as the record date for the Annual Meeting. Only shareholders of record at that time are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder, for any purpose germane to the Annual Meeting, at the Annual Meeting and for ten days prior to the Annual Meeting during ordinary business hours at 4600 E. 53rd Street, Davenport, IA 52807, the Company’s principal place of business.

We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow public companies to deliver proxy materials to their shareholders using the Internet. On or about January 15, 2021, you were provided with a Notice of Internet Availability of Proxy Materials ("Notice") and provided access to our proxy materials over the Internet.

We encourage you to virtually attend the Annual Meeting. However, it is important that your shares be represented whether or not you plan to attend. Even if you plan to virtually attend the Annual Meeting, please vote, as instructed in the Proxy Statement as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

THE BOARD RECOMMENDS VOTING

FOR ALL OF THE BOARD’S NOMINEES ON PROPOSAL 1 AND

FOR PROPOSALS 2 and 3.

Regardless of the number of shares of common stock of the Company that you own, your vote is important. Thank you for your continued support, interest and investment in Lee Enterprises.

Mary E. Junck, Chairman

Davenport, Iowa

January 15, 2021

EXPLANATORY NOTE

The Lee Enterprises ("Lee" or the "Company") is a "smaller reporting company," as defined by Item 10 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and has elected to provide in this Proxy Statement certain scaled disclosures permitted under the Exchange Act for smaller reporting companies. Under the scaled disclosure obligations, the Company is not required to provide, among other things, a Compensation Discussion and Analysis, a compensation committee report and certain other tabular and narrative disclosures relating to executive compensation.

LEE ENTERPRISES, INCORPORATED

 2021 ANNUAL MEETING OF SHAREHOLDERS

 PROXY STATEMENT

2021 Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement, including under “Executive Compensation.” References to “we,” “our,” “us” and the like, except under “Executive Compensation,” refer to Lee Enterprises, Incorporated (the "Company"). References to “2020,” “2019,” “2018” and the like refer to the fiscal year ending, or ended, the last Sunday in September. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Date and Time	February 25, 2021 9:00 a.m. Central Time
Place	Via Live Webcast at http://www.virtualshareholdermeeting.com/LEE2020
Record Date	December 28, 2020 (the “Record Date”)
Proxy Materials

The Notice of 2021 Annual Meeting of Shareholders, this Proxy Statement and the accompanying proxy card are first being mailed to shareholders of record as of December 28, 2020 on or about January 15, 2021.

Voting Matters and Voting Recommendations

Voting Matters	Proposal No.	Our Board's Voting Recommendation
Election of Two Directors for Terms of Three Years	1	FOR ALL
Ratification of Selection of KPMG LLP	2	FOR
To grant the Board of Directors the discretionary authority to effect a reverse stock split	3	FOR

ABOUT THE ANNUAL MEETING

Why Am I Receiving These Proxy Materials?

The Board of Directors (“Board”) of the Company is soliciting your vote at the Annual Meeting to be held on February 25, 2021 at 9:00 a.m. Central Time, by live webcast at http://www.virtualshareholdermeeting.com/LEE2020, for the purposes set forth in this Proxy Statement. These materials were first sent or made available to shareholders on January 15, 2021, by Internet, or, upon your request, by mail. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

When and Where Will The Annual Meeting Be Held?

The Annual Meeting is scheduled to be held at 9:00 a.m. Central Time, on February 25, 2021. The Annual meeting will be an exclusively virtual meeting. There will be no physical location. The meeting will only be conducted by live webcast at http://www.virtualshareholdermeeting.com/LEE2020.

How can I Attend the Annual Meeting?

Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives, and guests of the Company. To participate in the virtual meeting, visit http://www.virtualshareholdermeeting.com/LEE2020 and enter the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 8:30 a.m. Central Time on February 25, 2021. The meeting will begin promptly at 9:00 a.m. Central Time on February 25, 2021.

How Do I Submit a Question at the Annual Meeting?

If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, prior to 11:59 p.m. Central Time on February 24, 2021, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on "Questions for Management," type in your question, and click "Submit." Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at http://www.virtualshareholdermeeting.com/LEE2020, type your question into the "Ask a Question" field, and click "Submit."

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at http://www.virtualshareholdermeeting.com/LEE2020. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting.

What If I Have Technical Difficulties Accessing or Participating In the Annual Meeting?

If you encounter technical difficulties with the virtual meeting platform on the meeting day, please call 844-986-0822 (Toll Free) or 303-562-9302 (International Toll). Technical support will be available starting at 8:30 a.m. Central Time on February 25, 2021 and will remain available until thirty minutes after the meeting has finished.

What Is Included In These Materials?

These materials include:

•	This Proxy Statement for the Annual Meeting; and

•	Our Annual Report on Form 10-K for the year ended September 27, 2020 (the "Annual Report"), as filed with the Securities and Exchange Commission ("SEC") on December 11, 2020.

What Matters Will Be Voted On At The Annual Meeting?

We are aware of three matters that shareholders may vote on at the Annual Meeting. The following items are each listed on the proxy:

•	The election to our Board of two nominees named in this Proxy Statement (Proposal 1); and

•	The ratification of our Board's selection of KPMG LLP as the Company's independent registered public accounting firm (Proposal 2); and

•	To grant the Board of Directors the discretionary authority to effect a reverse stock split (Proposal 3).

We will also transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Could Other Matters Be Decided At The Annual Meeting?

The Board is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the individuals named as proxies, or their duly constituted substitutes acting at the Annual Meeting, will, if permitted, be entitled to vote or otherwise act thereon in accordance with their judgment on such matters.

What Are The Board's Voting Recommendations?

The Board recommends that you vote your shares:

•	FOR ALL of the nominees to the Board (Proposal 1);

•	FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 2); and

•	FOR grant the Board of Directors the discretionary authority to effect a reverse stock split (Proposal 3)

How May I Obtain A Printed Copy Of The Proxy Materials?

To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, shareholders may write or call our offices at the following:

Lee Enterprises, Incorporated

Attn: Investor Relations

4600 E. 53rd Street

Davenport, IA 52807

(563) 383-2100

Shareholders who hold shares in "street name" (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information.

How Can I Obtain Electronic Access To The Proxy Materials?

The Notice will provide you with instructions regarding how to use the Internet to:

•	View our proxy materials for the Annual Meeting; and
•	Instruct us to send future proxy materials to you by email.

Who May Vote At The Annual Meeting?

Each share of our common stock, par value $0.01 (“Common Stock”), has one vote on each proposal. Only shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof. As of the Record Date, there were 58,764,532 shares of Common Stock outstanding.

How Many Votes Can Be Cast By All Shareholders?

58,764,532 votes, consisting of one vote for each share of Common Stock outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How Can I Convert Former Class B Common Stock Into Common Stock?

In 2011, all shares of Class B Common Stock were converted into an equal number of shares of Common Stock, in accordance with sunset provisions for Class B Common Stock established in 1986. If you still hold certificates for Class B Common Stock, contact our transfer agent, EQ Shareowner Services ("Equiniti"), at 1-800-468-9716 to have the shares converted to Common Stock.

What Is The Difference Between A Shareholder Of Record And A Beneficial Owner Of Shares Held In Street Name?

Shareholder of Record. You are the “shareholder of record” for any Company shares that you own directly in your name in an account with the Company’s transfer agent, Equiniti.

Beneficial Owner of Shares Held in Street Name. You are the “beneficial owner” of shares held in street name if your Company shares are held in an account with a broker, bank, or other nominee as custodian on your behalf. The broker, bank, or other nominee is considered the shareholder of record of these shares. As the beneficial owner, you have the right to instruct the broker, bank, or other nominee how to vote the Company shares in your account. Please refer to the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares. You are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you will not be able to vote the shares of which you are the beneficial owner in person at the Annual Meeting unless you obtain a legal proxy from the shareholder of record authorizing you to vote the shares.

What Is The Quorum Requirement For The Annual Meeting?

A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if you:

•	Are entitled to vote and you are present in person at the Annual Meeting; or

•	Have properly voted on the Internet, by telephone or by submitting a proxy card or voting instruction form by mail.

Abstentions and broker non-votes (if any) are counted as present for purposes of establishing a quorum at the Annual Meeting. For additional information regarding broker non-votes, please see the section titled “About the Annual Meeting-What Happens If I Do Not Give Specific Voting Instructions?” in this Proxy Statement.

A properly executed proxy marked “withhold” with respect to the election of a director nominee will be counted for purposes of determining if there is a quorum at the Annual Meeting, but will not be considered to have been voted for the director nominee.

How Do I Vote?

Whether you are a shareholder of record or hold any of your shares in “street name,” such as in a stock brokerage account or through a bank or other nominee, you may vote in the following ways:

By Phone	By Internet
Vote by dialing the number on the proxy card/voting instruction form and following the easy voice prompts	Follow the instructions included on the proxy card/voting instruction form
By Mail	By Virtual Meeting
If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it.	Attend the Virtual Meeting and vote.

The deadline for voting by telephone or by Internet will vary depending upon how you vote your shares. Please follow the instructions shown on your proxy card or voting instruction form.

Our Board recommends a vote FOR ALL of the Board’s nominees.

How Can I Revoke My Proxy Or Change My Vote After I Vote?

If you are a shareholder of record, you may revoke your proxy or change your vote prior to the Annual Meeting by:

•	Voting again via the Internet or by telephone;
•	Signing, dating, and returning a new proxy card or voting instruction form with a later date;
•	Signing, dating, and mailing an instrument revoking the proxy to Lee Enterprises, Incorporated, at 4600 E. 53rd Street, Davenport, Iowa 52807; or
•	Attending the Annual Meeting and voting.

If you are a beneficial owner of your shares and you have instructed your bank, broker, or other nominee to vote your shares, you may change your vote prior to the Annual Meeting by following directions provided by your bank, broker, or other nominee to change such voting instructions.

What Happens If I Do Not Give Specific Voting Instructions?

Shareholders of Record. If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote on "routine" matters but cannot vote on "non-routine" matters, as determined by applicable SEC rules. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote".

What Is The Voting Requirement To Approve Each Of The Proposals?

With respect to the election of directors (Proposal 1), the affirmative vote of the holders of a MAJORITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting and entitled to vote on the matter, is required to elect directors. If you do not vote for a particular nominee, or if you indicate on your proxy card, via the Internet or by telephone that you want to withhold authority to vote for a particular nominee, then your shares will not be voted for that nominee.

The affirmative vote of a MAJORITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting and entitled to vote on the matter, is required to ratify the selection of KPMG LLP (Proposal 2). If the shareholders do not ratify the appointment, the Audit Committee of the Board (the "Audit Committee") will consider any information submitted by the shareholders in determining whether to retain KPMG LLP as the Company’s independent registered public accounting firm for 2021. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

The affirmative vote of a MAJORITY of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting and entitled to vote on the matter, is required to grant the Board of Directors the discretionary authority to effect a reverse stock split. (Proposal 3)

How Do Abstentions, Broker Non-Votes and Unmarked Proxy Cards Affect The Voting Results?

Abstentions and Broker Non-Votes. Abstentions will have the same effect as a vote “against” with respect to all three proposals and broker non-votes will have no effect with respect to the proposals.

Unmarked Proxies. If you sign and return a proxy card or otherwise vote as directed herein, but do not mark how your shares are to be voted, the individuals named as proxies therein will vote your shares in accordance with the recommendation of the Board on all three proposals; therefore, if no direction is made, an unmarked proxy will be voted:

•	FOR ALL of the nominees recommended by our Board of Directors; and

•	FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2021, and

•	FOR approval to grant the Board of Directors the discretionary authority to effect a reverse stock split.

If permitted, in their discretion, the proxies named therein will be authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

How Do Participants In The Lee Enterprises, Incorporated Employees’ Retirement Account Plan Vote?

To vote your shares held in the Lee Enterprises, Incorporated Employees’ Retirement Account Plan, you must vote via the Internet or telephone as instructed in the proxy materials. If you do not provide voting instructions before February 25, 2021, the trustee will vote your shares in the same proportion as the shares of other participants for which the trustee has received proper voting instructions.

Is My Vote Confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;
•	To allow for the tabulation and certification of votes; and
•	To facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to our management and the Board.

Where Can I Find The Voting Results Of The Annual Meeting?

Voting results will be tallied by the inspector of election. The Company will report the preliminary results in a Current Report on Form 8-K, to be filed with the SEC within four business days following the Annual Meeting, and the final results as soon as practicable following certification by the inspector of election.

Who Is Paying The Costs Of Proxy Solicitation?

The Company will bear the cost of the solicitation of proxies by the Company. We do not anticipate that costs, except those normally expended for a solicitation for an election of directors in the absence of a contest, will be incurred.

What Is The Deadline To Propose Actions For Consideration, Or To Nominate Individuals To Serve As Directors, At The 2022 Annual Meeting Of Shareholders?

Proposals of shareholders in accordance with SEC rules and the provisions of our Second Amended and Restated By-Laws ("By-Laws") to be presented at the 2022 annual meeting must be submitted to us, at the address shown on the cover of this Proxy Statement, sent by registered, certified or express mail, to be considered for inclusion in our proxy statement and form of proxy relating to that meeting between October 28, 2021 and November 26, 2021.

Shareholders who want to nominate individuals to serve as directors or to bring business before the 2022 annual meeting, other than through a shareholder proposal in accordance with SEC rules, must notify the Secretary of the Company in writing and provide the information required by the provisions of our By-Laws dealing with shareholder proposals. The notice must be delivered to, or mailed and received at the address of the Company shown on the cover of this Proxy Statement, between October 28, 2021 and November 26, 2021. The requirements for such notice are set forth in our By-Laws, which were filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K on June 27, 2019. That document is located on our website www.lee.net. Click on “Investors” and “SEC filings”.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on February 25, 2021:

The Company’s Proxy Statement on Schedule 14A,

form of proxy card and 2020 Annual Report on Form 10-K

are available at

www.proxyvote.com

PROPOSAL 1 - ELECTION OF DIRECTORS

Two directors are to be elected for three-year terms expiring at the annual meeting in 2024. Each of the individuals named below is a nominee of the Nominating and Corporate Governance Committee ("NCGC") of the Board and has been nominated by the full Board for election as a director at the Annual Meeting. Our Board has examined the relationship between each of our non-employee directors and the Company and has determined that Messrs. Schermer and Fletcher qualify as "independent" directors in accordance with the published listing requirements of the NYSE.

Each nominee has provided a consent permitting the Company to name such nominee in this Proxy Statement and stating that such nominee consents to serve if elected as a director, and the Board has no reason to believe that any nominee will be unable to serve. However, if, before the election, one or both nominees are unable to serve or for good cause will not serve (a situation that we do not anticipate), the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board (unless the Board reduces the number of directors to be elected). If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies each substitute nominee, discloses that such nominee have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominee required by the rules of the SEC.

Our Board recommends that you vote FOR ALL of the nominees proposed by our Board.

The following material contains information concerning the Board’s nominees, including their period of service as a director, their recent employment, other directorships, including those held during the past five years with a public company or registered investment company, and age as of the Annual Meeting.

NOMINEES FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING IN 2024

Gregory P. Schermer, 66, Director since 1999

Mr. Schermer served as Vice President-Strategy of the Company from March 2012 until his retirement in September 2016. From 1989 to July 2006, Mr. Schermer served as Corporate Counsel of the Company, and from July 2006 until October 2012, he served as Vice President-Interactive Media of the Company. Mr. Schermer led the development of the Company’s digital media strategies and platforms, including the successful expansion of TownNews and represented the Company in several industry digital media initiatives, including The Local Media Consortium (the “Consortium”), a group of 82 companies that create digital partnerships for local media operations. Mr. Schermer served as a member of the Consortium's executive committee. Mr. Schermer provides the Board with insight and operational perspective on the Company's digital media strategies.

Steven C. Fletcher, 53, Director since 2020

Mr. Fletcher is currently Chief Executive Officer of technology company Explorer Parent LLC, an advisor to Apex Technology Acquisition Corp. (NASDAQ: APXT), E. Merge Technology Acquisition Corp. (NASDAQ: ETAC) and Carney Technology Acquisition Corp. ll (NASDAQ: CTAQ) and an independent director of atVenu, a leading live event commerce platform, where he is a member of the Audit and Compensation Committees. From 2003 to 2018, Mr. Fletcher was a Managing Director, Co-Head of the Digital Media Group and Head of the Software Group at GCA Savvian, a global investment bank. He was also a member of the firm's Management Committee. From 1994 until 2002, Mr. Fletcher worked at Goldman, Sachs & Co., where he held a number of leadership roles including Head of the Private Placement Group, Head of the IT Services sector and Co-Head of the Hardware, Storage, EMS and Internet Infrastructure sectors. He began his career at Deloitte & Touche as a CPA. Mr. Fletcher received a B.A. in Economics from UCLA and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Fletcher provides the Board with experience in finance, capital markets and digital media, as well as strong oversight of financial and disclosure responsibilities, controls and procedures, and serves as one of the Audit Committee's designated financial experts.

Mr. Fletcher is a member of the Audit Committee.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2022

Mary E. Junck, 73, Director since 1999

Mary E. Junck was elected Executive Chairman of the Company in February 2016 and elected Chairman in February 2019. She joined Lee in 1999 as Executive Vice President and Chief Operating Officer. She became president in 2000, Chief Executive Officer in 2001 and Chairman in January 2002. She previously held senior executive positions at the former Times Mirror Company. She was responsible for the operations of Newsday, The Baltimore Sun (publisher and chief executive officer), the Hartford Courant, The Morning Call, Southern Connecticut Newspapers and St. Paul Pioneer Press (publisher and president). She also had responsibility for Times Mirror magazines and StayWell, Times Mirror's consumer health company. She was a member of the board of directors of The Associated Press from 2004 to 2017 and was chairman from 2012 to 2017. In October 2016, Ms. Junck became a director of Postmedia Network Canada Corp., a public company based in Toronto, Canada, that owns numerous newspapers and associated online platforms throughout Canada.

Ms. Junck leads the Company’s Board and provides in-depth knowledge of the Company and the publishing industry, in which she has worked in executive and senior management positions for more than 30 years. Ms. Junck provides a valuable and unique perspective in Board deliberations about the Company's business, competitive landscape, strategic relationships and opportunities, senior leadership and operational and financial performance. As Chairman, Ms. Junck serves as an advisor to the Chief Executive Officer and provides overall leadership for the Board. Her key areas of focus include strategic direction and partnerships, financial matters and board management.

Herbert W. Moloney III, 69, Director since 2001

From December 2006 until his retirement in July 2011, Mr. Moloney was President and Chief Operating Officer of Western Colorprint, Inc., a privately-held company that provided advertising supplements and commercial printing services to the publishing industry. From April 2005 to November 2006, Mr. Moloney was President and Publisher of the Washington Examiner. From 2000 to March 2005, Mr. Moloney was the Chief Operating Officer, North America, and an Executive Vice President of Vertis, Inc., a premium provider of targeted advertising and marketing solutions to leading retail and consumer services companies. Mr. Moloney provides the Board with more than 30 years of executive and management experience in the publishing and television industries.

Mr. Moloney is Chairman of the Executive Compensation Committee ("ECC") and a member of the Audit Committee, the NCGC and the Executive Committee. Mr. Moloney has been designated as the Company’s Lead Director by the independent directors to preside over executive sessions of non-management directors, among other duties.

Kevin D. Mowbray, 59, Director since 2016

Mr. Mowbray was elected as the Company’s President and Chief Executive Officer ("CEO") in February 2016. Prior to his election as CEO, Mr. Mowbray was the Company’s Executive Vice President and Chief Operating Officer from April 2015, and served as Vice President and Chief Operating Officer since 2013. He previously was publisher of the Company’s largest newspaper, the St. Louis Post-Dispatch, from 2006 to 2013, where he drove the Company's digital efforts and piloted many significant digital products and initiatives. Mr. Mowbray is a member of the News Media Alliance and serves on the executive committee and also chairs the American Press Institute. Mr. Mowbray provides the Board with nearly 34 years of executive and management experience in the publishing industry and invaluable knowledge about the Company, especially in the digital arena as he spearheaded digital strategies. As President and CEO, Mr. Mowbray has direct responsibility for all aspects of the Company’s operations, including more than 77 markets in 26 states and the corporate staff, with special focus on digital growth, revenue expansion and business transformation.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2023

Brent Magid, 56, Director since 2010

Mr. Magid is President and Chief Executive Officer of Frank N. Magid Associates, Inc., a research-based strategy consulting company with expertise in a wide range of media. From 2007 to 2009, Mr. Magid served as a director of Quattro Wireless, a mobile advertising company. From 1989 to 1991, Mr. Magid worked in the entertainment group of JPMorgan Chase & Co. Mr. Magid provides the Board with experience and insight into key marketing and advertising trends and related media industry strategies, especially digital media and digital services. Also, Mr. Magid provides his financial experience, including strong oversight of financial and disclosure responsibilities, procedures and controls, which qualify him to serve as Chairman of the Company’s Audit Committee and as one of its designated financial experts.

Mr. Magid is Chairman of the Audit Committee and a member of the ECC.

Margaret R. Liberman, 52, Director since 2019

Ms. Liberman is Vice President, News, Talk & Entertainment at SiriusXM, where she is responsible for content and strategic direction of the talk portfolio, overseeing 60 original and partner channels and managing a staff of approximately 350. Previously, she was Vice President and Editor in Chief of the Yahoo News Group from 2013 to 2017 and spent 13 years at The New York Times, most recently as Deputy News Editor for Digital Development from 2010 to 2013. From 2001 to 2010, Ms. Liberman worked at The New York Times Magazine, first as a Story Editor before becoming Deputy Editor, where she oversaw numerous award-winning video and multimedia projects. Ms. Liberman began her career at a small children's book publisher before assuming various editorial roles at Us Weekly, Swing Magazine, Martha Stewart Living and Bridal Guide Magazine. Ms. Liberman earned a Bachelor of Arts degree from Barnard College in 1990 and a Master of Science degree from Columbia Graduate School of Journalism in 1995. Ms. Liberman is a lifelong journalist and highly accomplished digital media executive. She brings top-tier experience and tremendous expertise developing and implementing effective digital platform strategies and directing award-winning editorial content.

Ms. Liberman is a member of the NCGC.

David T. Pearson, 55, Director since 2020

Mr. Pearson is a private investor and business consultant. He was Chief Financial Officer of Vonage from 2013 until 2020. In that position he managed Vonage's Finance and Investor Relations organizations. He previously held investment banking positions and Deutsche Bank Securities and Goldman, Sachs & Co. focused on Technology, Media & Telecom (TMT). From 2004 to 2013, Mr. Pearson also worked at Goldman, Sachs & Co. for nine years, leaving as a Managing Director in the firm's TMT practice. He began his career at Coopers & Lybrand and holds an M.B.A. from Harvard Business School and his A.B. in Political Science and Organizational Behavior/Management from Brown University. Mr. Pearson provides the Board with experience in operations, technology, finance and capital markets, as well as strong oversight of financial and disclosure responsibilities, controls and procedures, and serves as one of the Audit Committee's designated financial experts.

Mr. Pearson is a member of the Audit Committee.

INCUMBENT DIRECTORS RETIRING IN 2021

Richard R. Cole, 78, Director since 2006

Dr. Cole is the John Thomas Kerr Jr. Distinguished Professor-Emeritus at the School of Journalism and Mass Communication, University of North Carolina at Chapel Hill. From 1979 to 2005, Dr. Cole served as dean of the school and brought to the Board over 40 years' experience in the profession of journalism and journalism-mass communications eduction.

During 2020, Dr. Cole was chairman of the NCGC.

William E. Mayer, 80, Director since 1998

Mr. Mayer is a founding partner of Park Avenue Equity Partners, L.P., New York, NY, a private equity firm. He is also a director of BlackRock Capital Investment Corporation, and Premier Inc., a public company in healthcare improvement with an alliance of hospitals and other providers. Since 1976, Mr. Mayer has served on the boards of directors of 18 public companies, and as chairman of the board of trustees of the University of Maryland, College Park, and The Aspen Institute. Mr. Mayer also served as a professor and dean of the College of Business and Management at the University of Maryland from 1992 to 1996. Mr. Mayer provided the Board with business leadership experience, an understanding of the strategic, operational and financial issues confronting public companies, and experience with respect to corporate governance matters.

During 2020, Mr. Mayer was a member of the Executive Committee, the ECC and the NCGC.

As a consequence of the retirement of Dr. Cole and Mr. Mayer, the Board of Directors will be reduced to eight members, effective as of the 2021 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES RECOMMENDED BY OUR BOARD

PROPOSAL 2 - RATIFICATION OF SELECTION OF KPMG LLP AS THE

COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed KPMG LLP ("KPMG") to serve as the independent registered public accounting firm to audit the Company’s financial statements for 2021. KPMG also served as our independent registered public accounting firm in 2020. Our By-laws do not require that the shareholders ratify the appointment of KPMG as our independent registered public accounting firm. The Board is requesting the shareholders to ratify this appointment as a means of soliciting shareholders' opinions and as a matter of good corporate practice.

Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3 - TO GRANT THE BOARD OF DIRECTORS THE DISCRETIONARY AUTHORITY TO EFFECT A REVERSE STOCK SPLIT

We are seeking shareholder approval to grant the Board of Directors discretionary authority to amend our Restated Certificate of Incorporation, as of January 30, 2012 ("Restated Certificate of Incorporation") to effect a reverse stock split of the issued and outstanding shares of our Common Stock, par value of $0.01 per share, such a split to combine a whole number of outstanding shares of our Common Stock in a range of not less than five and not more than fifteen shares, into one share of Common Stock, at any time prior to June 30, 2021.

Our Board unanimously approved, and recommended seeking shareholder approval of this proposal on December 9, 2020.

Even if the shareholders approve the reverse stock split, we reserve the right not to effect the reverse stock split if the Board of Directors does not deem it to be in the best interests of our shareholders. The Board of Directors believes that granting this discretion provides the Board with maximum flexibility to act in the best interest of our shareholders. If this proposal is approved by the shareholders, the Board will have the authority, in its sole discretion, without any further action necessary by the shareholders, to effect a reverse stock split.

The Board's decision as to whether and when to effect the reverse stock split will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our Common Stock, actual or forecasted results of operations and the likely effect of such results on the market price of our Common Stock.

The total number of shares of all classes of our stock which we have authority to issue is 150,500,000, consisting of 500,000 shares of Serial Convertible Preferred Stock, without par value, 120,000,000 shares of Common Stock and 30,000,000 shares of Class B Common Stock. The aggregate number of issued and outstanding shares of Common Stock at the close of business December 30, 2020 was 58,764,532.

We do not have any shares of Class B Common Shares or Serial Convertible Preferred Stock outstanding, of which all shares remain unused as if 12/31/2020.

In addition, the shareholders have previously authorized us to reserve for issuance 3,659,468 shares of Common Stock under the 2020 Long Term Incentive Plan ("2020 Plan"). The Company has an unused balance of Common Stock of 3,030,158 shares unused as of December 30, 2020.

Following a reverse stock split, the number of outstanding shares of Common Stock will be significantly reduced. A reverse stock split will also affect our outstanding stock options issued under the 2020 Plan. Under the 2020 Plan, the number of shares of Common Stock deliverable upon exercise or grant must be appropriately adjusted and appropriate adjustments must be made to the purchase price per share to reflect the reverse stock split.

If approved by the shareholders, the reverse stock split would be effected by the Board by an amendment to our Restated Certificate of Incorporation. Such amendment would reduce the number of authorized shares of Common Stock by a ratio that corresponds to the ratio adopted by the Board for the reverse stock split. The amendment would not change the number of authorized shares of Serial Convertible Preferred Stock, the par value of Common Stock or the relative voting power of our shareholders. Also, a reverse stock split, if effected, would affect all of our holders of Common Stock uniformly.

The reverse stock split is not being proposed in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar actions to our Board or our shareholders.

There are certain risks associated with a reverse stock split, and we cannot accurately predict or assure that the reverse stock split will produce or maintain the desired results (for more information on the risks see the section below entitled “Certain Risks Associated with a Reverse Stock Split”). However, our Board believes that the benefits to the Company and our shareholders outweigh the risks and recommends that you vote in favor of granting the Board the discretionary authority to effect a reverse stock split.

Reasons for the Reverse Stock Split

The primary purpose for effecting the reverse stock split, should the Board choose to effect one, would be to increase the per share price of our Common Stock. The Board believes that, should the appropriate circumstances arise, effecting the reverse stock split would, among other things, help us to:

•     Improve the perception of our Common Stock as an investment security; and

•     Appeal to a broader range of investors to generate greater investor interest in the Company.

Improve the Perception of Our Common Stock as an Investment Security. Our Common Stock is listed on the NYSE (LEE). As of May 1, 2020, our Common Stock traded at an average 30-day closing market price of less than $1 per share. Our equity market capitalization was also less than the $50,000,000 minimum requirement of the NYSE. Under the NYSE listing standards, if our Common Stock fails to maintain an adequate per share price and total market capitalization, our Common Stock could be removed from the NYSE and traded in the over-the-counter market. In a letter dated May 12, 2020 the NYSE notified the Company that it does not meet the NYSE continued listing standard due to its failure to maintain an adequate share price. On January 4, 2021, the NYSE notified the Company that it had met the NYSE minimum price standard as of December 31, 2020, and was no longer out of compliance with that standard. The Company continues to operate under a planned cure period with respect to its minimum market capitalization that provides for a maximum cure date no later than December 2021, with continuing assessment by the NYSE throughout. While the Company has now regained compliance with the minimum price standard, there is no assurance that it will be able to continue to be in compliance with that standard if the price of the Company's stock were to decline again below the minimum required price of $1 per share.

We believe that the overall economic environment in which we and other publishing companies are currently operating has been a significant contributing factor in the decline in the price of our Common Stock. We also believe uncertainty surrounding the refinancing of our debt, which has now been resolved, was a significant contributing factor. Our Board unanimously approved the discretionary authority to effect a reverse stock split as one potential means of increasing the share price of our Common Stock to improve the perception of our Common Stock as a viable investment security. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of our Common Stock, but also our market liquidity. As a publishing company we believe that we may be particularly sensitive to this type of negative public perception and, if this proposal is approved, our Board would have the ability to increase our per share price if it determines that it is undermining our current or future prospects.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in the Company. An increase in our stock price may make our Common Stock more attractive to investors. Brokerage firms may be reluctant to recommend lower-priced securities to their clients, particularly lower-priced securities of publishing companies. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our Common Stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Giving the Board the ability to effect a reverse stock split and thereby increase the price of our Common Stock would give the Board the ability to address these issues if it is deemed necessary.

Certain Risks Associated with a Reverse Stock Split

Even if a reverse stock split is effected, some or all of the expected benefits discussed above may not be realized or maintained. The market price of our Common Stock will continue to be based, in substantial part, on our performance and other factors unrelated to the number of shares outstanding.

The current economic environment in which we operate, the substantial debt we carry and other risks which affect our ability to operate as a going concern, along with otherwise volatile equity market conditions, could limit our ability to raise new equity capital in the future.

Principal Effects of a Reverse Stock Split

If our shareholders approve this proposal and the Board elects to effect a reverse stock split, our issued and outstanding shares of Common Stock would decrease in accordance with the exchange ratio determined by the Board. The reverse stock split would be effected simultaneously for all of our Common Stock, and the exchange ratio would be the same for all shares of Common Stock. The reverse stock split would affect all of our shareholders uniformly and would not affect any shareholder's percentage ownership interests in the Company. The reverse stock split would not affect the relative voting or other rights that accompany the shares of our Common Stock. Common Stock issued pursuant to the reverse stock split would remain fully paid and non-assessable. The reverse stock split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We have no current plans to take the Company private. Accordingly, a reverse stock split is not related to a strategy to do so.

As part of a reverse stock split the total number of shares of authorized Common Stock will also be reduced by the same ratio as the ratio approved by the Board for the reverse stock split.

In addition to the change in the number of shares of Common Stock authorized and outstanding, the reverse stock split would have the following effects:

Increase the Per Share Price of our Common Stock. By effectively condensing a number of pre-split shares into one share of Common Stock, the per share price of a post-split share is generally greater than the per share price of a pre- split share. The amount of the initial increase in per share price and the duration of such increase, however, is uncertain.

The following table shows the number of shares that would be (a) issued and outstanding, (b) authorized and reserved for issuance upon the exercise of outstanding stock options and (c) authorized but not reserved for issuance, upon the implementation of a reverse stock split of one-for-five or one-for-fifteen based on our capitalization at December 30, 2020.

				Common Stock as of December 30, 2020
		Shares Authorized	Shares
	Shares Issued	and Reserved	Authorized
	and Outstanding	for Issuance	but not Reserved	Total Authorized

Pre-Split	58,764,532	3,659,468	57,576,000	120,000,000
If 1-for-5 Stock Split Enacted	11,752,906	731,894	11,515,200	24,000,000
If 1-for-15 Stock Split Enacted	3,890,206	243,965	3,838,400	8,000,000

A reverse stock split would not have any dilutive effect on our shareholders and the proportion of shares owned by our shareholders relative to the number as shares authorized will stay the same. Our Board from time to time may deem it to be in the best interests of the Company and our shareholders to enter into transactions and other ventures that may include the issuance of shares of our Common Stock. However, our Board has no current plans to use the additional authorized shares available for issuance as a result of the reverse stock split for such purposes. Many stock issuances not involving equity compensation do not require shareholder approval, and our Board generally seeks approval of our shareholders in connection with a proposed issuance only if required at that time.

Require Adjustment to Currently Outstanding Securities and Debt Obligations Exercisable or Convertible into Shares of our Common Stock. A reverse stock split would effect a reduction in the number of shares of Common Stock issuable upon the exercise or conversion of our outstanding stock options and Serial Convertible Preferred Stock in proportion to the reverse stock split ratio. Additionally, the exercise price of outstanding options would increase, likewise in proportion to the reverse stock split ratio.

Require Adjustment to the Number of Shares of Common Stock Available for Future Issuance Under our LTIP. In connection with any reverse split our Board would also make a corresponding reduction in the number of shares available for future issuance under the foregoing plans so as to avoid the effect of increasing the number of authorized but unissued shares available for future issuance under such plans.

In addition, a reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of Common Stock, as well as fractional shares, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If this Proposal is approved by our shareholders, our Board, in its sole discretion, will determine whether such an action is in the best interests of the Company and our shareholders, taking into consideration the factors discussed above. If our Board believes that a reverse stock split is in our best interests and the best interest of our shareholders, our Board will then determine the ratio of the reverse stock split to be implemented.

We would then file a certificate of amendment to our Restated Certificate of Incorporation with the Secretary of the State of Delaware at such time as our Board had determined as the appropriate effective time for the reverse stock split. Upon the filing of the certificate of amendment, and without any further action on the part of the Company or our shareholders, the issued and outstanding shares of Common Stock held by shareholders of record as of the effective date of the reverse stock split would be converted into a lesser number of shares of Common Stock calculated in accordance with a reverse stock split ratio of not less than one-for-five or not more than one-for-fifteen, as selected by our Board and set forth in the certificate of amendment.

For example, if a shareholder presently holds 150 shares of our Common Stock, he or she would hold 30 shares of Common Stock following a one-for-five reverse stock split, or 10 shares of Common Stock following a one-for-fifteen reverse stock split. Beginning on the effective date of the split, each certificate representing pre-split shares would be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the effective date of the reverse stock split, shareholders would be notified that the reverse stock split had been effected.

Effect on Beneficial Holders (i.e., Shareholders Who Hold in “Street Name”)

Upon the reverse stock split, we intend to treat Common Stock held by shareholders in “street name,” through a bank, broker or other nominee, in the same manner as shareholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their customers holding Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse stock split. If you hold shares of Common Stock with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders (i.e., Shareholders That are Registered on the Transfer Agent's Books and Records but do not Hold Certificates)

Some of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with our transfer agent, Equinity. These shareholders do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a shareholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-reverse stock split shares or fractional shares, if applicable. If a shareholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the shareholder's address of record indicating the number of shares (including fractional shares) of Common Stock held following the reverse stock split.

Effect on Certificated Shares

Upon the reverse stock split our transfer agent will act as our exchange agent and assist holders of Common Stock in implementing the exchange of their certificates.

Commencing on the effective date of a reverse stock split, shareholders holding shares in certificated form will be sent a transmittal letter by our transfer agent. The letter of transmittal will contain instructions on how a shareholder should surrender his or her certificates representing Common Stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole post-reverse stock split Common Stock, as applicable (“New Certificates”). No New Certificates will be issued to a shareholder until that shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder will be required to pay a transfer or other fee to exchange his, or her Old Certificates. The letter of transmittal will contain instructions on how you may obtain New Certificates if your Old Certificates have been lost. If you have lost your certificates, you will have to pay any surety premium and the service fee required by our transfer agent.

Until surrendered, we will deem outstanding Old Certificates held by shareholders to be canceled and only to represent the number of whole shares to which these shareholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of shares, will automatically be exchanged for New Certificates.

Shareholders should not destroy any stock certificates and should not submit any certificates until requested to do so by the transfer agent. Shortly after the reverse stock split the transfer agent will provide registered shareholders with instructions and a letter of transmittal for converting Old Certificates into New Certificates. Shareholders are encouraged to promptly surrender Old Certificates to the transfer agent (acting as exchange agent in connection with the reverse stock split) in order to avoid having shares become subject to escheat laws.

Fractional Shares

Fractional shares will be issued in connection with the reverse stock split. Shareholders who hold a number of shares of Common Stock that could not be evenly divided by the reverse stock split ratio selected by the Board of Directors would receive any fractional shares to which they would otherwise be entitled.

Accounting Matters

The par value of our Common Stock would remain unchanged at $0.01 per share if a reverse stock split is effected. The Company's shareholders' equity in its consolidated balance sheet would not change in total. However, the Company's stated capital (i.e., $0.01 par value times the number of shares issued and outstanding), would be proportionately reduced based on the reduction in shares of Common Stock outstanding. Additional paid in capital would be increased by an equal amount, which would result in no overall change to the balance of shareholders' equity.

Additionally, net income or loss per share for all periods would increase proportionately as a result of a reverse stock split since there would be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of a reverse stock split.

A reduction in stated capital will, under Delaware law, create a corresponding increase in paid-in surplus (i.e., the excess of net assets over stated capital), and the Company may make distributions, such as the payment of dividends, up to the amount of its surplus provided that the distribution does not cause it to become insolvent.

Potential Anti-Takeover Effect

A potential reverse stock split would not result in an increased proportion of unissued authorized shares to issued shares. The reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board and our shareholders.

No Appraisal Rights

Our shareholders are not entitled to appraisal rights with respect to a reverse stock split, and we will not independently provide shareholders with any such right.

Federal Income Tax Consequences of a Reverse Stock Split

The following is a summary of certain material federal income tax consequences of a reverse stock split. It does not purport to be a complete discussion of all of the possible federal income tax consequences of a reverse stock split and is included for general information only and is not intended as tax advice to any person or entity. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders in light of their individual circumstances or to the holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, partnerships, limited liability companies and other tax-transparent entities, broker-dealers, holders subject to the alternative minimum tax provisions of the Internal Revenue Code (the “Code”), holders who hold their stock as part of a hedge, wash sale, appreciated financial position, straddle, conversion transaction, synthetic security or other risk reduction transaction or integrated investment, holders who have acquired their stock upon exercise of employee stock options or otherwise as compensation and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as a “capital asset,” as defined in the Code (generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Our view regarding the tax consequences of a reverse stock split is not binding on the Internal Revenue Service or the courts. Each shareholder is urged to consult with such shareholder's own tax advisor with respect to the tax consequences of a reverse stock split.

No gain or loss for federal income tax purposes should be recognized by a shareholder upon such shareholder's exchange of pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received in the reverse stock split, including any fraction of a post-split share deemed to have been received, will be the same as the shareholder's aggregate tax basis in the pre-split shares that are exchanged. The shareholder's holding period for the post-split shares will include the period during which the shareholder held the pre- split shares surrendered in the reverse stock split.

The Company itself would not realize any taxable gain or loss as a result of a reverse stock split.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our Common Stock.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to abandon a reverse stock split without further action by our shareholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the certificate of amendment to our Restated Certificate of Incorporation, even if the authority to effect a reverse stock split has been approved by our shareholders at the Annual Meeting. By voting in favor of a reverse stock split, you are expressly also authorizing the Board to delay, not to proceed with, and abandon, a reverse stock split if it should so decide, in its sole discretion, that such action is in the best interests of the shareholders.

Vote Required

The affirmative vote of the holders of a majority of the voting power of Common Stock represented at the Annual Meeting, voting as a single class, is required for approval of the certificate of amendment to effect a reverse stock split. Accordingly, abstentions will have the effect of a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3 TO GRANT THE BOARD OF DIRECTORS THE DISCRETIONARY AUTHORITY TO EFFECT A REVERSE STOCK SPLIT

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

General

Our Board met 10 times in 2020. No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by all committees of the Board on which he or she served in 2020. Both 2020 director nominees and seven of the eight incumbent directors attended our February 19, 2020 Annual Meeting of Shareholders. All directors are expected to attend each meeting of our Board and the committees on which they serve and are also expected to attend our annual meetings of shareholders.

Our Board has four standing committees: the Audit Committee, the Executive Committee, the ECC and the NCGC. With the exception of the Executive Committee, each is composed of at least three independent directors, and each committee operates under a written charter, which are all available on our website www.lee.net by clicking on "About" and then "Governance".

The members of the committees are shown in the table below:

	Audit Committee	Executive Committee	ECC	NCGC
	(1)		(1)	(1)
Richard R. Cole	—	—	—	Chairman
Steven C. Fletcher	Member	—	—	—
Margaret R. Liberman	—	—	—	Member
Mary E. Junck	—	Chairman	—	—
Brent M. Magid	Chairman	—	Member	—
William E. Mayer	—	Member	Member	Member
Herbert W. Moloney III	Member	Member	Chairman	Member
Kevin D. Mowbray	—	Member	—	—
David T. Pearson	Member	—	—	—
Gregory P. Schermer (2)	—	—	—	—

(1)	The Committee is composed of "independent" non-employee directors. See discussion of "Director Independence" below.
(2)	From September 2, 2016 until the 2020 Annual Meeting, Mr. Schermer served as a consultant to the Audit Committee on risk and other matters as part of his responsibilities as a non-employee director.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, our Board has no formal policy with respect to the separation of the offices of Chairman and the CEO. Our Board presently believes that having a separate Chairman and CEO, together with an independent Lead Director, provides the best Board leadership structure for the Company. This structure, together with our other corporate governance practices, provides strong independent oversight of management, while ensuring clear strategic alignment throughout the Company. Ms. Junck serves as Chairman of the Board and Kevin Mowbray serves as President and CEO. Our Lead Director is a non-employee director who is elected by the independent members of the Board at its annual meeting. Herbert W. Moloney III, a director since 2001, currently serves as our Lead Director.

The role of Mr. Moloney, as Lead Director, includes the following duties:

•	Preside at all meetings of the Board when the Chairman is not present;
•	Call meetings of the non-management directors, as needed;
•	Develop the agendas for meetings of the non-management directors;
•	Preside at executive sessions of the non-management directors;
•	Confer regularly with the Chairman and the CEO;
•	Serve as a liaison between the CEO and the non-management directors;
•	In consultation with the Chairman, review and approve Board meeting schedules and agendas; and
•	Meet with shareholders as appropriate.

Board Response to COVID-19

The impact on the Company’s business as a result of the COVID-19 pandemic was significant and immediate. As the pandemic has developed, the Board has received frequent updates on the impact to the Company’s employees, advertisers, consumers and business. The Board reviews with management on an ongoing basis the various measures taken by the Company to respond to the pandemic, including the implementation of temporary and permanent cost actions, solidifying relationships with local advertisers through a marketing grant program, enhancing the Company’s liquidity through its refinancing and continued acquisition integration, and focusing on strategic innovations that meet the needs of the Company’s consumers and advertisers. The Board’s main priorities remain the safety and well-being of the Company’s employees, advertisers and consumers, while continuing to deliver vital news and information to customers in the Company’s local markets, and the Board continues to monitor developments, and will make additional decisions as needed to support the Company’s employees, advertisers, consumers and the long-term success of the Company’s business.

Risk Oversight

Oversight of risk management is a responsibility of the Board and is an integral part of the Board's oversight of our business. The primary responsibility for the identification, assessment and management of the various risks resides with management. The Board has delegated to the Audit Committee primary responsibility for evaluating our overall risk management profile and ensuring that management has established and adequately reviewed processes for identifying and preparing the Company to manage risks.

Director Independence

The NCGC assesses the independence of each director and director nominee and makes recommendations to the Board. For a director or director nominee to be “independent,” the Board must affirmatively determine that the director has no material relationship with the Company other than his or her service as a director. In addition, members of the Audit Committee and ECC must meet heightened independence standards under applicable NYSE and SEC rules.

Our Board has examined the relationship between each of our non-employee directors and the Company and has determined that Ms. Liberman and Messrs. Cole, Fletcher, Magid, Mayer, Moloney. Pearson and Schermer qualify as "independent" directors in accordance with the published listing requirements of the NYSE and, in the case of the Audit Committee and ECC, the rules of the SEC. Ms. Junck does not qualify as an independent director under NYSE rules because she is a former executive officer of the Company. Mr. Mowbray does not qualify as an independent director because he is an employee of the Company.

Audit Committee

The Audit Committee met five times in 2020. The Audit Committee has the oversight responsibilities set forth in its charter, including, without limitation: (1) the quality and integrity of our financial statements; (2) our compliance with legal and regulatory requirements, including the review of related persons reports and disclosures of transactions involving the Company and any director, nominee for director, officer, owner of more than 5% of our Common Stock or immediate family member of any of the above; (3) our overall risk management profile, including, without limitation, cyber risks; (4) the independent registered public accounting firm's qualifications and independence; (5) the performance of our internal audit function and that of our independent registered public accounting firm; and (6) preparation of the annual Audit Committee Report to be included in our Proxy Statement.

Executive Committee

The Executive Committee met three times in 2020. The Executive Committee may exercise the authority of the Board between its meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by applicable law or resolution of the Board. The Executive Committee also has the authority to consider, review and advise the Chairman, the CEO and the Board from time to time regarding fundamental financial issues affecting the Company.

Executive Compensation Committee

The ECC met four times in 2020. Its responsibilities include, without limitation, the authority to: (1) administer our Retirement Account Plan, our Supplementary Benefit Plan, as amended and restated as of January 1, 2008 ("Non-Qualified Plan"), our LTIP, our Amended and Restated 1977 Employee Stock Purchase Plan ("ESPP") and our 2005 Supplemental Employee Stock Purchase Plan ("SPP"); (2) establish salaries, bonus formulae and bonuses, and participation in other benefit plans or programs for executive officers; (3) review employment terminations involving payment to any officer or other key executive in excess of $200,000; (4) approve employment contracts for executives extending beyond one year; (5) approve the position description, performance standards and goals for incentive cash and restricted stock awards for our CEO and other executive officers under our Incentive Compensation Program and to measure their related performance thereunder; and (6) to determine and, as appropriate, recommend to the Board the compensation of non-employee directors, including the Chairman, Lead Director and committee chairs. In addition, the ECC recommends to the Board significant employee benefit programs and bonus or other benefit plans affecting executives other than our Named Executive Officers listed in the Summary Compensation Table ("NEOs"). The ECC is also responsible for evaluating risks posed by our compensation policies.

Compensation Committee Interlocks and Insider Participation

Messrs. Mayer, Moloney and Magid served on the ECC for all of fiscal year 2020. Each director who served on the ECC during 2020 is independent within the meaning of the NYSE’s director independence standards, as currently in effect. None of them either has been an officer or employee of the Company at any time or has had a relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K. None of our executive officers served during fiscal year 2020 on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officers served on our ECC.

Nominating And Corporate Governance Committee

The NCGC met four times in 2020. Its functions are to consider and recommend to the Board all nominees for possible election and re-election to the Board, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of Board committees.

The NCGC regularly reviews the composition of the Board, anticipated openings and whether the addition of directors with particular experiences, skills or other characteristics would make the Board more effective. The NCGC seeks directors who possess integrity and other valuable character traits, broad experience, expertise in their field, capacity to understand our business, a willingness to devote adequate time to duties of the Board and the ability to make independent judgments using their diversity of experience. The NCGC also considers if a potential nominee will otherwise qualify for membership on the Board and if the potential nominee will satisfy the independence requirements of the NYSE and the SEC. In determining whether to recommend a director for re-election, the NCGC also considers the director's past attendance at meetings and participation in and contributions to the Board.

The NCGC considers diversity in the nominating process and recognizes the value of diverse opinions, perspectives, personal and professional experiences, and backgrounds. The NCGC believes that the judgment and perspectives offered by a diverse Board improves the quality of decision-making and has the potential to enhance the Company’s business performance. The NCGC also believes that diversity can help the Board to respond more effectively to the needs of the Company’s business partners, shareholders, employees, and other stakeholders.

Consideration of a nominee for the Board typically involves a series of internal discussions, review of a nominee's background and experience and interviews of the nominee. Our Board has also engaged a leading, nationally recognized director search firm, Spencer Stuart, to assist the NCGC in identifying, screening, and assessing the capabilities of potential director candidates. The NCGC seeks nominees who, taken together as a group, possess the skills, diversity, and expertise appropriate for maintaining a well-rounded and effective Board aligned with achievement of the Company’s business strategy and operations. The NCGC meets to consider and approve nominees, and makes its recommendations to the Board to fill a vacancy, add an additional member, or recommend a slate of nominees to the Board for nomination and election to the Board. Director nominees recommended by the NCGC for election at an annual meeting are subject to approval by the full Board.

The NCGC considers nominees recommended by shareholders. The NCGC evaluates nominees proposed by shareholders using the same criteria as other nominees. A shareholder’s written nomination should be mailed or delivered to Chairman, NCGC, in care of the Company, at the address shown on the cover of this Proxy Statement. The nomination should include the shareholder's name, address and number of shares of our Common Stock owned. It should also include the name, age, business and residence addresses of the individual being nominated, the nominee's principal occupation or employment and the number of shares of our Common Stock if any, owned by the nominee, together with a statement indicating the nominee's willingness to serve, if elected. To assist in the evaluation of nominees recommended by the shareholders, the NCGC may require the nominees to provide any additional information about themselves as the NCGC may determine appropriate or desirable, including information required to be disclosed in our Proxy Statement under the Exchange Act. To be considered by the NCGC for the slate recommended in the Proxy Statement for the 2022 annual meeting, shareholders must submit the name of the proposed nominee and the required information under our By-Laws to the NCGC between October 28, 2021 and November 26, 2021.

CORPORATE GOVERNANCE

We maintain corporate governance information on our website, which includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters for certain committees of the Board. The corporate governance information can be found at www.lee.net by clicking on "About" and then "Governance".

We also post on our website our Annual Report, as filed with the SEC. The Annual Report can be found at www.lee.net by clicking on "Investors". We will also furnish, upon written request and without charge, a printed copy of the Annual Report to each person whose proxy is solicited and to each person representing that, as of the Record Date of the Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to the Company at the address shown on the cover of this Proxy Statement.

Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, specifically:

•	The Board has adopted clear corporate governance policies, as reflected in our Corporate Governance Guidelines;

•	A majority of the Board is independent of the Company and its management;

•	The non-management directors meet regularly without management present;

•	All members of the Audit Committee, ECC and NCGC are independent;

•	The non-management directors have designated an independent Lead Director to chair their meetings and consult with our Chairman and our CEO regarding matters considered by the non-management directors;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•	We have a Code of Business Conduct and Ethics that is monitored by the Audit Committee and is annually affirmed by our directors and executive officers;

•	Our Code of Business Conduct and Ethics applies to our principal executive officer and all members of our finance staff, including the principal financial and accounting officer;

•	We have a hotline available to all employees and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, auditing or other matters; and

•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls, and reports directly to the Audit Committee.

Interested parties may communicate with the Board, the non-management directors as a group, or our Lead Director by writing to Herbert W. Moloney III, Lead Director, in care of the Company, at the address shown on the cover of this Proxy Statement.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

We desire to compensate our directors in a manner that is comparable to compensation levels at companies in our peer group and companies of a similar size (see "Peer Group Information" under "Executive Compensation" below) and provides stock ownership. Peer group proxy statements are provided to the ECC with information on annual retainers and compensation for attendance at board and committee meetings. The ECC reviews the information and makes a recommendation to the full Board for its approval. In 2019, the ECC also requested a comprehensive report on peer group director compensation from Korn Ferry, its independent consultant (the "Korn Ferry report").

Prior to the 2020 Annual Meeting, we paid all non-employee directors a $50,000 annual retainer. Our Lead Director received an additional annual retainer of $10,000. The chairmen of the Audit Committee and ECC each received a $10,000 annual retainer for serving as such and the Chairman of the NCGC received an annual retainer of $5,000. Non-employee directors received $2,000 for each Board or committee meeting and $1,000 for each Board or committee telephonic meeting attended. Non-employee directors are also reimbursed for reasonable and customary business expenses incurred on our behalf.

In December 2019, upon the recommendation of the ECC after review and analysis of industry peer board compensation practices and the Korn Ferry report, as part of the Board's ongoing review of the Company's governance practices, the Board approved the following changes to the Board compensation program:

•	Elimination of all Board and committee meeting and membership fees;
•	Increase of the annual cash retainer to $100,000 in lieu of such fees;
•	Implementation of an annual cash retainer for the following committee chairs and Lead Director:
	• Lead Director	$20,000
	• Audit and ECC	$15,000
	• NCGC	$10,000
•	Implementation of increased non-employee director stock ownership guidelines, as reflected in the Company Corporate Governance Guidelines;
•	Merger of the Director Stock Plan into, and amendment of the LTIP (as amended, the 2020 Plan); and
•

Annual restricted stock awards under the 2020 Plan to non-employee directors, with the 2020 stock award to be shares of Company common stock with a fair market value of $50,000 on June 1, 2020, subject to shareholder approval of the 2020 Plan.

At the 2020 Annual Meeting, the shareholders approved the 2020 Plan, and the 2020 Plan was implemented on a prorated basis on March for the balance of 2020.

Under the prior Director Stock Plan, non-employee directors received an annual grant of 10,000 shares (which was subject to a cap on the fair market value of shares awarded equal to the $50,000 annual cash retainer).  Non-employee directors are required to hold their annual stock grant received in years prior to 2020 for a minimum of ten years, unless a director retires, resigns or dies while holding the position of director prior to satisfying this requirement.

Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per day. None of our non-employee directors received compensation for consultative services in 2020.

The following table summarizes non-employee director compensation for calendar 2020:

(Dollars)	Fees Earned or Paid in Cash	Value of Stock Awards	Total
	(1)	(2)(3)
Richard R. Cole	110,833	30,000	140,833
Steven C. Fletcher(4)	83,333	31,250	114,583
Margaret R. Liberman	101,667	31,250	132,917
Brent M. Magid	113,833	29,375	143,208
William E. Mayer	105,666	31,250	136,916
Herbert W. Moloney III	142,167	26,875	169,042
David T. Pearson(4)	83,333	31,250	114,583
Gregory P. Schermer	102,333	31,250	133,583
Mary E. Junck(5)	250,000	100,000	350,000

(1)	Cash compensation in excess of the 2020 annual retainer represents payment for directors as a committee chair or, in the case of Mr. Moloney, for his service as Lead Director.

(2)	All restricted stock awards are fully vested on the first anniversary of the grant date. Restricted Stock awards are granted at a price equal to the fair market value of the date of the grant.

(3)	In May, 2020, in response to the COVID-19 pandemic, the Board unanimously determined to reduce non-employee director compensation by 25% for the period from April 1 until the end of 2020. The compensation reduction was effected by reducing the annual restricted stock award value from $50,000 to the amount shown for each non-employee director except Ms. Junck.

(4)	Messrs. Fletcher and Pearson received prorated cash compensation for their service in 2020 from the month of their election to the Board at the 2020 Annual Meeting.

(5)	Ms. Junck's 2020 non-employee director compensation reduction was effected by reducing her December 2020 restricted stock award from 150,000 shares to 100,000 shares.

The Board has authorized non-employee directors, prior to the beginning of any calendar year, to elect to defer receipt of all or any part of the cash compensation a director might earn during such year under our Outside Directors Deferral Plan (Amended and Restated as of January 1, 2008). Amounts so deferred will be paid to the director upon his or her separation from service, death or disability, adjusted for any investment gains (or losses) thereon. Alternatively, directors may elect to have deferred compensation credited to a “rabbi trust” established by us with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan. Amounts so credited for the benefit of non-employee directors are invested in investment alternatives selected by the director.

None of our employees receives any compensation for serving as a director.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of January 5, 2021, except as set forth below, as to each person known by us to own beneficially more than 5% of our Common Stock.

Name and Address of Beneficial Owner		Title of Class	Shares of Common Stock	Percent of Class

Cannell Capital, LLC (1)	245 Meriwether Circle, Alta, WY 83414	Common Stock	4,574,597	7.9
Franklin Mutual Advisors, LLC (2)	101 John F. Kennedy Parkway, Short Hills, NJ 07078	Common Stock	4,355,968	7.4
MNG Enterprises, Inc.(3)	101 W. Colfax Avenue, Denver, CO 80202	Common Stock	3,400,000	5.9
Brent D. Baird(4)	25 Melbourne Place, Buffalo, NY 14222	Common Stock	3,523,446	6.0
Mudrick Capital Management, L.P.(5)	527 Madison Avenue, 6th Floor, New York, NY 10022	Common Stock	2,421,625	5.2

(1)	Information is based solely on a report on Schedule 13D filed with the SEC on November 27, 2019.

(2)	Information is based solely on a report on Form 13(f), filed with the SEC on November 14, 2019. Includes 1,110,000 shares of Common Stock that are issuable upon exercise of a warrant issued in connection with our refinancing in 2014 (the "Warrants"). The Warrants are exercisable by the reporting person at any time prior to expiration on March 31, 2022 at a strike price of $4.19 per share.

(3)	Information is based solely on a report on Schedule 13D filed with the SEC on January 29, 2020.

(4)	Information is based solely on a report on Schedule 13D filed with the SEC on October 19, 2020, as amended by Schedule 13D/A filed on January 4, 2021.

(5)	Represents 2,421,625 shares of Common Stock that are issuable upon exercise of Warrants. The Warrants are exercisable by the reporting person at any time prior to expiration on March 31, 2022 at a strike price of $4.19 per share.

The following table sets forth information as to our Common Stock beneficially owned as of November 30, 2020 by each director and nominee, each of the NEOs listed in the Summary Compensation Table, and by all directors and executive officers as a group:

Beneficial Owner	Shares of Common Stock	Percent of Class

Nathan E. Bekke (1)	153,353	*
Richard R. Cole	135,236	*
Ray G. Farris (1)	142,351	*
Steven C. Fletcher	40,454	*
Mary E. Junck (1)	1,871,660	3.2%
Margaret R. Liberman	40,454	*
Brent M. Magid	128,827	*
William E. Mayer	152,433	*
Timothy R. Millage	95,568	*
Kevin D. Mowbray (1)	948,853	1.6%
Herbert W. Moloney III	142,191	*
David T. Pearson	30,454	*
Gregory P. Schermer (1) (2)	1,227,945	2.1%
All executive officers and directors as a group (18 persons) (1) (2)		9.1%

  *    Less than one percent of the class.

(1)

The table includes the following shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options: Mr. Bekke - 20,000; Mr. Farris - 8,000; Ms. Junck - 165,000; Mr. Mowbray - 80,000; and all executive officers and directors as a group - 139,250.

(2)

Mr. Schermer disclaims beneficial ownership of the following shares, included above - 31,820 shares of Common Stock held by a trust for the benefit of his son, 27,820 shares of Common Stock held by a trust for the benefit of a daughter and 47,640 shares of Common Stock held by separate trusts for the benefit of two other daughters as to which Mr. Schermer shares voting and investment authority.

(3)	None of the shares shown in the table as beneficially owned by directors and executive officers is hedged or pledged as security for any obligation.

Equity Compensation Plan Information

Information as of September 27, 2020 with respect to equity compensation plans is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (Dollars) (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares in column A)
	(1)		(2) (3)
Equity compensation plans approved by shareholders	412,650	1.82	3,030,158

(1)	LTIP.
(2)	Includes the number of securities remaining available for future issuance under our LTIP
(3)

Those securities not issued as a result of cancellation, forfeiture or surrender of previously outstanding options or adjustment of target restricted stock awards remain available for issuance, at the discretion of the ECC, under the LTIP.  Such shares are excluded from the total presented as the amount cannot be ascertained. Unvested restricted stock awards are not included in the number of shares presented as they are no longer available for future issuance once granted.

Additional information is set forth under the captions "Grants of Plan-Based Awards", "Outstanding Equity Awards at September 27, 2020" and "Option Exercises and Stock Vested".

EXECUTIVE COMPENSATION

References to "we," "our" or "us" under "Executive Compensation" refer to the ECC.

The following describes certain aspects, elements and objectives of and information concerning the Company's executive compensation program with respect to the Company's Named Executive Officers ("NEOs") in 2020.

2020 Corporate Performance Assessment

In 2020, the Company continued to grow digital revenue, managed print revenue in a difficult environment, controlled costs and significantly reduced debt. Significant results for the year included the following:

•

Closed the compelling and transformative transaction with Berkshire Hathaway to acquire 31 local daily news publications, nearly doubling our audience size and refinancing all long-term debt on attractive terms

•

Total revenue was $618 million in 2020 compared to $509.9 million in the year prior. Increase primarily due to acquired revenue of $203,039,000. On a pro forma basis, operating revenue totaled $821.8 million in the fiscal year.

•	Total digital revenue was $164.3 million and increased 13.5% in fiscal year 2020 due to increases, in advertising, subscription and digital services.
•	Net loss totaled $1.3 million and Adjusted EBITDA(1) on a pro forma basis totaled $122.3 million
•	Debt totaled $538.3 million at the end of 2020, a $37.7 million reduction since the refinancing in March
(1)	Pro-forma Adjusted EBITDA is a non-GAAP (Generally Accepted Accounting Principles) financial measures.

In response to the business impacts from COVID-19 pandemic, the ECC reduced non-employee director compensation by 25% over a six month period. The reduction came in the form of reduced stock awards. Management compensation was temporarily reduced in 2020 in response to prevailing business conditions, primarily due to the COVID-19 pandemic. The NEO's, along with other members of management, received compensation reductions in the first and third quarters of 2020.

The Named Executive Officers

The Company's NEOs include the principal executive officer, the principal financial officer and the other most highly compensated executive officer who was serving as an executive officer at September 27, 2020. In 2020, the NEOs were:

Kevin D. Mowbray	President and Chief Executive Officer
Timothy R. Millage	Vice President, Chief Financial Officer & Treasurer
Ray G. Farris	Vice President - Advertising

Executive Officers

Name	Offices or Positions to be Held	Biographical Information
Kevin D. Mowbray	President and Chief Executive Officer

Mr. Mowbray, age 59, has been President and Chief Executive Officer since February 2016. Previously, Mr. Mowbray held the titles of Executive Vice President and Chief Operating Officer from April 2015 to February 2016, Vice President and Chief Operating Officer from May 2013 to April 2015, Publisher of the St. Louis Post-Dispatch from 2006 to May 2013, and Vice President - Publishing from 2004 to May 2013. Mr. Mowbray joined the Company in 1986, and served in several positions in the Company’s sales and marketing and newspaper management functions, including as Vice President for Sales and Marketing and General Manager, the Missoulian.

Timothy R. Millage	Vice President - Chief Financial Officer and Treasurer

Mr. Millage, age 40, has been Vice President, Chief Financial Officer and Treasurer since August 2018. Mr. Millage served as the corporate controller of the Company from 2012 to 2018. Prior to joining the Company, Mr. Millage served as an audit manager with Deloitte, LLP and worked for multinational clients in various industries.

Nathan E. Bekke	Operating Vice President; Vice President - Consumer Sales & Marketing

Mr. Bekke, age 51, has been Vice President - Consumer Sales and Marketing since February 2015. Previously, Mr. Bekke served as Publisher of the Casper Star-Tribune, a Company newspaper, from 2003 to February 2015. Mr. Bekke joined the Company in 1988, and served in several positions in the Company’s sales and marketing function, including as director of sales and marketing at Billings Gazette and the Independent Record.

Ray G. Farris	Operating Vice President; Vice President - Advertising

Mr. Farris, age 64, has been Vice President - Group Publisher since December 2018. Previously, Mr. Farris held the titles of President and Publisher of the St. Louis Post-Dispatch from May 2013 to December 2018, General Manager and Vice President of Sales of the St. Louis Post-Dispatch from August 2010 to May 2013, and Vice President of Classified Advertising of the St. Louis Post-Dispatch from October 2006 to August 2010.

James A. Green	Vice President - Digital

Mr. Green, age 54, has been Vice President - Digital since March 2013. Prior to joining the Company, Mr. Green held the titles of Executive Vice President and General Manager and Chief Marketing Officer of Travidia, Inc., a developer of newspaper digital shopping media and marketing programs, from 2004 to March 2013.

John M. Humenik	Vice President - News

Mr. Humenik, age 57, has been Vice President - News since February 2015. Previously, Mr. Humenik served as president and publisher of the Wisconsin State Journal and president of Madison Newspapers Inc., a position he has held since 2013. Mr. Humenik served as publisher and editor of the Arizona Daily Star from 2005 to 2010 and additionally served as president of Tucson Newspapers Inc. until 2013.

Elements Of Compensation

Our compensation program reinforces the key drivers of success in the Company's business. Our financial emphasis is on revenue and operating cash flow. We believe these two measures are key measures of long and short-term success in our industry. Compensation for our NEOs includes the following:

•	Salaries;

•	Annual cash incentives which are based, to a large extent, on annual performance of the Company and the operations the individual manages;

•	Discretionary cash bonus awards in those circumstances where we believe exceptional performance is not adequately rewarded under our annual cash incentive compensation program;

•	Long-term equity incentives in the form of stock options or restricted Common Stock awards that fully vest three years after grant; and

•	Benefits, including health, life and disability insurance, a 401(K) plan and a supplemental deferred compensation plan.

Our annual cash incentive program places a portion of NEO compensation at risk, based on performance criteria. In addition, stock options, when granted, are inherently performance-based because an option only has value if the stock price rises after the option is granted. In some instances, we also make restricted Common Stock awards conditioned on the achievement of one or more specified performance goals under our Incentive Compensation Program.

Say-On-Pay Proposals

At our 2017 annual meeting, we conducted a non-binding advisory vote of the shareholders on the frequency of advisory votes on the Company's compensation of its named executive officers (the "say-on-frequency" vote). Of the 42,730,009 shares represented at the meeting, a plurality of approximately 41.0% of the shares represented at the meeting were voted in favor of a one-year frequency vote; 25.2% of such shares were voted in favor of a three-year frequency for such votes; and due to broker non-votes, approximately 32.8% of the shares represented at the meeting were not voted in favor of any alternative.

Due to the inconclusive nature of the advisory voting results, the ECC considered several factors in making its determination regarding the frequency of advisory shareholder votes on the Company’s executive compensation program.

•

In 2011, 2014, 2017 and 2020, the shareholders recommended, on an advisory basis, the approval of the compensation philosophy, policies and procedures employed by the ECC, substantially as described herein (the "say-on-pay" vote).

•	In 2011, 2014, 2017 and 2020, 93.6%, 95.8%, 95.4% and 79.9% of the votes cast were voted in favor of the say-on-pay proposal, respectively.

•	Shareholder engagement and feedback findings do not indicate any concerns with the Company’s executive compensation program.

•	Shareholders who have concerns about executive compensation during the interval between “say-on-pay” votes are welcome to bring their specific concerns to the attention of the Board and the ECC.

Consistent with the recommendation of the Board of Directors of the Company as set forth in the Company's proxy statement for its 2017 annual meeting, the Board of Directors determined, after consideration, to continue holding an advisory shareholder vote on the compensation of the Company's named executive officers every three years. This policy will remain in effect until the next “say-on-frequency” advisory vote regarding the compensation of the Company's named executive officers at the 2023 annual meeting. The next scheduled “say-on-pay” advisory vote related to executive compensation matters will be conducted at the 2023 annual meeting.

Valuation Of Equity Awards

The accounting value of equity awards is charged to expense over the vesting period of the equity award. The accounting value of equity awards to NEOs is summarized below:

(Dollars)	Total Accounting Value of 2020 Grants	Accounting Charge Recorded in 2020 for 2020 Grants	Accounting Charge Recorded in 2020 for 2019, 2018 and 2017 Grants	Accounting Charge to be Recorded in 2021-2023 for 2020 Grants

Kevin D. Mowbray	324,000	85,500	213,443	238,500
Timothy R. Millage	87,480	23,085	27,115	64,395
Ray G. Farris	55,080	14,535	54,410	40,545

Summary Compensation Table

The following table summarizes the 2020 and 2019 compensation of the NEOs:

(Dollars)	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
			(1)	(1)	(2)	(3) (4)
Kevin D. Mowbray	2020	837,692	324,000	—	—	25,736	1,187,428
President and Chief Executive Officer	2019	875,000	490,500	—	449,090	28,210	1,842,805

Timothy R. Millage	2020	390,000	87,480	—	—	10,302	487,782
Vice President, Chief Financial Officer and Treasurer	2019	375,000	60,604	—	96,230	9,676	541,510

Ray G. Farris(5)	2020	456,077	55,080	—	—	14,518	525,675
Vice President, Advertising	2019	490,000	68,670	—	269,820	13,731	842,221

(1)	Stock and option awards are granted at a price equal to the fair market value on the date of grant. Information with respect to stock awards granted to the NEOs is reflected in “Outstanding Equity Awards at September 27, 2020” below.

(2)	Includes discretionary amounts paid under the annual cash incentive plan.

(3)	Includes matching contributions made to the Company's Retirement Account Plan and Non-Qualified Plan during the year. To the extent qualifying compensation was not received during the year, such as certain non-equity incentive plan compensation, the related matching contribution may be reported in a subsequent year.

(4)	The Lee Foundation, an affiliate of the Company, matches on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by NEOs to qualifying organizations. Such matching contributions are not considered compensation of the NEO.

Grants Of Plan-Based Awards

The following table summarizes information related to 2020 grants of equity compensation under the LTIP and the Incentive Compensation Program for the CEO, and under the LTIP for the other NEOs.

(Dollars, Except Share Data)	2020 Grant Date	All Other Stock Awards: Number of Shares of Stock	2020 Grant Date Fair Value of Stock Awards

Kevin D. Mowbray	12/09/2019	200,000	324,000
Timothy R. Millage	12/09/2019	54,000	87,480
Ray G. Farris	12/09/2019	34,000	55,080

Outstanding Equity Awards At September 27, 2020

The following table summarizes outstanding equity awards to the NEOs as of September 27, 2020:

(Dollars, Except Share Data)	Number of Securities Underlying Unexercised Options		Option Awards		Restricted Common Stock Awards
	Exercisable	Unexercisable	Exercise Price	Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
		(1)				(2)
Kevin D. Mowbray
2020 Stock Award					200,000	324,000
2019 Stock Award					225,000	459,000
2012 Options	80,000	—	1.13	4/30/2022
2011 Options	55,800	—	2.57	9/28/2020
Timothy R. Millage
2020 Stock Award					54,000	87,480
2019 Stock Award					27,800	56,712
2018 Stock Award					7,500	15,300
Ray G. Farris
2020 Stock Award					34,000	55,080
2019 Stock Award					31,500	64,260
2018 Stock Award					35,500	72,420
2012 Options	8,000	—	1.13	4/30/2022
2011 Options	8,000	—	2.57	9/28/2020

(1)

Options, which have a term of ten years, vest over a three year period. In the first year, 30% is vested. In the second year, an additional 30% is vested. In the third year, the remaining 40% is vested. Reload options, if any, vest one year from the date of the grant and have a term equal to the remaining term of the options exercised.

(2)	Based on closing market price of $0.82 on September 27, 2020.

Option Exercises And Stock Vested

The following table summarizes information related to vesting of restricted Common Stock of the NEOs in 2020:

	Restricted Common Stock
(Dollars, Except Share Data)	Number of Shares Acquired on Vesting	Value Realized on Vesting

Kevin D. Mowbray	135,320	257,108
Timothy R. Millage	5,000	9,500
Ray G. Farris	18,500	35,150

Non-Qualified Deferred Compensation

The following table summarizes information related to 2020 activity in the Non-Qualified Plan for the NEOs.

(Dollars)	NEO Contributions	Company Contributions	Aggregate Earnings	Distributions	Aggregate Balance at September 30, 2020
	(1)	(2)	(3)		(4)
Kevin D. Mowbray	27,808	11,123	3,439	—	423,912
Timothy R. Millage	11,504	4,602	653	—	24,296
Ray G. Farris	2,900	1,160	3,721	—	168,010

(1)	Amounts included in total compensation in the Summary Compensation Table under “Salary”.
(2)	Amounts included in total compensation in the Summary Compensation Table under “All Other Compensation”.
(3)	Earnings are based on the performance of investments selected by the NEO.
(4)	Amounts include compensation to the NEO in the form of Company contributions prior to 2020.

For those NEOs continuing to participate in the Non-Qualified Plan in 2019 and thereafter, withdrawals are permitted following termination of employment. Employee contributions are limited to 45% of salary and bonus compensation. See “Primary Benefits” above for additional information with regard to the Non-Qualified Plan.

Change Of Control, Employment And Other Agreements

In 2015, we entered into amended and restated employment agreements between the Company and eight senior executive officers, including all of our NEOs, with the exception of Messrs. Farris, Humenik and Millage, who entered into such agreements in 2018. The employment agreements entitle these executives to severance and other benefits upon termination without cause or for good reason that becomes effective only upon a change of control. We approved the new agreements because we believe they better align our agreements with general industry change of control employment agreements.

A change of control is defined to include certain mergers and acquisitions, liquidation or dissolution of the Company, changes in the membership of the Company's Board and acquisition of 15% of the outstanding stock of the Company for the purpose of changing the control of the Company. The new agreements superseded agreements originally entered into in 1998 and amended and restated in 2008, and provide substantially lower benefits upon a change of control.

Absent a change of control, the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits, and they remain employees at will.

The agreements extend for two years from the date of signature. On each annual anniversary date of the agreements (each a “Renewal Date”), the change of control period will be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company gives notice to the executive that the change of control period will not be extended.

The agreements are subject to the following triggers:

•	The agreements become effective and the protective features vest upon a change of control or if an executive's employment is terminated as a consequence of such event.

•	The agreements provide that each executive is to remain an employee for a two-year period following a change of control of the Company unless the executive resigns for good reason or is terminated for cause, each as defined in the agreement.

Under the agreements, a termination pursuant to the terms of the change of control agreement triggers the following compensation and benefits for the executives:

Employment Period Benefits

 During the two-year employment period, the executives are entitled to:

•	An annual base salary, payable monthly in an amount at least equal to their highest monthly base salary during the year prior to the change of control;

•	An annual bonus, payable in a lump sum within 75 days following each fiscal year in an amount at least equal to their highest annual bonus in the three years prior to the change of control;

•	Continued participation in the Company's incentive, savings, retirement and welfare benefit plans; and

•	Payment of expenses and fringe benefits (including office and support staff, tax and financial planning services, applicable club dues and use of an automobile and related expenses) to the extent paid or provided to such executive immediately prior to the change of control or to other peer executives of the Company.

Benefits Upon Termination

If the executive's employment is terminated during the two-year employment period other than for cause, death or disability, or the executive terminates employment for good reason, the executive will be entitled to the following benefits:

•	All accrued and unpaid annual base salary and annual bonus for the prior fiscal year payable in a lump sum within 30 days of termination;

•	A lump sum severance payment equal to the amount corresponding to the executive's title set forth in the following table:
•	CEO	3x annual base salary and highest recent annual bonus
•	Vice Presidents	1x annual base salary and highest recent annual bonus
•

A payment equal to the payment multiple above of the Company's average annual contributions on behalf of the executive under all defined contribution plans maintained by the Company during the three-year period immediately preceding the termination;

•	Any legal fees and expenses incurred by the executive in asserting legal rights in connection with the agreement; and

•	Continued welfare benefits for the period equal to the multiple of their base salary payable plus certain outplacement services.

Under the agreements, termination for cause means termination of the executive's employment due to the (1) willful and continued failure of the executive to perform substantially the executive's duties with the Company or one of its affiliates, or (2) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Good reason means actions taken by the Company that result in a material negative change in the employment relationship, including a detrimental change in responsibilities, a reduction in salary or benefits or a relocation of office, as described in the agreement.

Excise Tax Cap on Payments

To reduce the impact of any excise tax imposed on the executive related to the change of control, the agreements also require the Company to cap the overall value of payments if such reduction results in a larger net after-tax payment than would result if such payments were not capped and subject to an excise tax.

Other Provisions

For a period of one year after the agreements become effective, the executives are restricted from:

•	Disclosing the confidential information of the Company and its affiliates;

•	Competing against the Company and its affiliates;

•	Soliciting the customers of the Company and its affiliates; and

•	Soliciting the employees of the Company and its affiliates for employment and hiring them, unless the employee is responding to employment advertising of a general nature or unless approved by the President of the Company in advance.

There is no requirement in the agreements that the executives execute a release of claims in favor of the Company and its affiliates.

Acquirer's Obligations

The agreements mandate that the Company require an acquirer to assume and satisfy the Company's obligations under the agreements.

Equity Awards

The Company's LTIP was amended to provide that, if a change of control occurs, for early vesting and exercise and issuance or payment will be subject to a "double-trigger" for the following awards to executives (subject to certain limits):

•	Awards of restricted Common Stock;

•	Stock options and stock grants; or

•	Amounts payable instead of such issuance in a lump-sum payment within 30 days of surrender of such stock options to the Company.

Generally, vesting and payment will not occur if replacement awards equal in value and vesting terms are granted to the affected executive in connection with the change of control, unless the executive is thereafter terminated within the specified protection period.

Potential Payments Upon Termination Or Change Of Control

The following summarizes information as of September 27, 2020 related to estimated potential cash payments upon a change of control to the NEOs. Amounts in the table do not reflect income tax benefits that may be realized by the Company. The estimated payments also make assumptions as to whether certain discretionary bonus payments made to NEOs are qualifying annual incentive plan payments under the agreements.

(Dollars)	Estimated Net Present Value of Change of Control Severance and Benefits

Kevin D. Mowbray	6,804,833
Timothy R. Millage	848,344
Ray G. Farris	1,175,941

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant involving an amount in excess of $120,000, and a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, nominee for director, executive officer, owner of more than 5% of our Common Stock or immediate family member of any of the above. On an annual basis, each director, nominee for director and officer and certain 5% or greater shareholders are required to complete a Director and Officer Questionnaire that requires disclosure of any transactions with us in which a related person has a direct or indirect material interest. Our general counsel is primarily responsible for the development and implementation of procedures and controls to obtain information from these related persons. The charter of our Audit Committee provides that the Audit Committee is responsible for review, approval or ratification of related-person transactions. Though we have no written policy, it is the practice of our Audit Committee to approve such transactions only if it deems them to be in the best interests of the Company. When considering a transaction, the Audit Committee will review all relevant factors, including our rationale for entering into a related-person transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and potential for an actual or apparent conflict of interest. The Audit Committee reports its findings to the Board.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is currently comprised of four directors who are not officers or employees of the Company. All members are independent under rules of the NYSE and the SEC. The Board has established a written charter for the Audit Committee.

The Audit Committee held 5 meetings in 2020. The meetings were designed to facilitate and encourage private communication among the Audit Committee, management, our internal auditors and our independent registered public accounting firm.

During these meetings, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm, and the effectiveness of our internal control over financial reporting. The Audit Committee believes that management maintains an effective system of internal control over financial reporting. Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC for the year ended September 27, 2020, including any applicable amendments thereto.

The discussions with the independent registered public accounting firm also included the matters required by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T regarding "Communications with Audit Committees". The Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by PCAOB Rule 3600T regarding "Independence Discussions with Audit Committees". This information was discussed with the independent registered public accounting firm. The Audit Committee considered whether the non-audit services provided by the independent registered public accounting firm to us are compatible with maintaining auditor independence.

The Audit Committee

Brent M. Magid, Chairman

Steven C. Fletcher

David T. Pearson

Herbert W. Moloney III

Each member of the Audit Committee meets the current financial literacy requirements of the NYSE. Our Board has determined that Messrs. Magid, Fletcher and Pearson meet the requirements of an audit committee financial expert, as defined by the SEC, and that all Audit Committee members are financially literate and meet the NYSE's definition of an independent director.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG has served as our independent registered public accounting firm since 2008. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

For 2020 and 2019, KPMG performed the following professional services and received, or will receive, fees in the amounts indicated.

(Dollars)	2020	2019

Audit fees	2,013,000	1,000,000
Audit-related fees	—	99,000
Tax Fees	—	—
All Other Fees	—	—
	2,013,000	1,099,000

Services Provided By KPMG

All services rendered by KPMG are permissible under applicable laws and regulations. The Audit Committee reviewed and pre-approved all services related to the fees listed in the above table in accordance with our Policy Regarding the Approval of Audit and Non-Audit Services by Independent Public Accountants ("Policy"). Under the Policy, Audit Committee pre-approval includes audit services, audit-related services, tax services, other services and services exceeding the pre-approved cost range. In some instances, pre-approval is provided by the full Audit Committee for up to a year with any such pre-approval relating to a particular defined assignment or scope of work and subject to a specific defined budget. In other instances, the Audit Committee may delegate pre-approval authority of additional services to one or more designated members with any such pre-approval reported to the Audit Committee at its next scheduled meeting. Any pre-approved service requires the submission of an engagement letter or other detailed back-up information. Pursuant to rules of the SEC, the fees paid to KPMG for services are disclosed in the table above under the categories described below, as applicable.

Audit Fees - Fees for professional services for the audit of our Consolidated Financial Statements, review of financial statements included in our quarterly Form 10-Q filings, attestation reporting on the effectiveness of our internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees - Fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This includes due diligence related to mergers and acquisitions, preparation of comfort letters related to financing or other transactions, attestations that are not required by statute or regulation, and consulting related to financial accounting or reporting standards.

Tax Fees - Fees for professional services with respect to tax compliance and advice and planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance and tax work stemming from audit-related matters. We also engage the services of other accounting firms and law firms for such services. Fees paid to such firms are not reflected in the table above except to the extent KPMG is engaged directly by such firms to perform services on behalf of the Company.

All Other Fees - Fees for other permissible work that does not meet the above category descriptions.

These services are actively monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence in our independent registered public accounting firm's core work, which is the audit of our Consolidated Financial Statements.

The Audit Committee has designated KPMG as its independent registered public accounting firm for purposes of auditing our Consolidated Financial Statements for the year ending September 26, 2021.

* * * *

The Executive Compensation Committee Report and Report of the Audit Committee set forth above shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 ("Securities Act") or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate such reports by specific reference. In addition, these Reports shall not be deemed to be filed under either the Securities Act or the Exchange Act.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership and reports of changes in that ownership with the SEC. Specific due dates for these reports have been established and we are required to disclose in our Proxy Statement any failure to file by these dates in 2020.

Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers and directors were satisfied with the following exceptions. Due to an administrative error by the Company in processing tax withholding upon the vesting of awards to Messrs. Bekke, Farris, Green, Humenik, Millage and Mowbray, each had a late filing on Form 4 in December 2019.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

If you vote your proxy by Internet or Telephone, you
do not need to mail back your Proxy Card

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, and 3.

1.	To elect two directors for terms of three years:	01	Gregory P. Schermer	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
		02	Steven C. Fletcher

(Instructions: To withhold authority to vote for any individual nominee(s), write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2021.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To grant the Board of Directors the discretionary authority to effect a reverse stock split	☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY when properly executed will be voted as directed or, if no direction is given and on such other business as may properly come before the Annual Meeting or any adjournment thereof, will be voted as the Board recommends or otherwise determines in its discretion.

Address change? Mark box, sign, and indicate changes below: ☐	Date _________________________________________________

Signature(s) in Box
PLEASE SIGN exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

LEE ENTERPRISES, INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 25, 2021

9:00 a.m. (CST)

Via Live Webcast

Davenport, IA 52807

PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 25, 2021.

The shares of stock that you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" items 1, 2, and 3.

By signing the proxy, you revoke all prior proxies and appoint Mary E. Junck and Herbert W. Moloney III, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.